Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
General Mills, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	3.600% Notes due 2032	457(r)	€750,000,000	99.672%	$850,476,258	$0.00015310	$130,207.92

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$850,476,258		$130,207.92

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$130,207.92

(1)	The maximum aggregate offering price is based on the April 14, 2025 euro/U.S. dollar exchange rate of €1.00=$1.1377 as published by the European Central Bank.
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of €750,000,000 aggregate principal amount of notes, with a maximum aggregate offering price of €747,540,000.